                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (Section)240.14a-11(c) or
     (Section)240.14a-12

                    EQUITY COMPRESSION SERVICES CORPORATION
                           --------------------------
                (Name of Registrant as specified in its Charter)

Payment of Filing Fee (check the appropriate box):
[X]  No Fee Required.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount previously paid:
                                -------------------------------
     (2) Form, Schedule or Registration Statement No.:
                                                      --------
     (3) Filing party:
                       -------------------------------------
     (4) Date filed:
                    -----------------------------------

            [LETTERHEAD OF EQUITY COMPRESSION SERVICES CORPORATION]

Stockholders of
   Equity Compression Services Corporation


     The Board of Directors of Equity Compression Services Corporation (the "Company") is seeking the approval of stockholders for a proposed amendment to the Company's Certificate of Incorporation to (i) increase the Company's authorized Common Stock from 40,000,000 shares of Common Stock to an aggregate of 60,000,000 shares of Common Stock and (ii) to change the name of the Company to OEC Compression Corporation.

     The Board of Directors unanimously recommends that holders of the Company's Common Stock CONSENT to the amendment to increase the authorized Common Stock of the Company and to change the name of the Company.

     The Consent Solicitation Statement on the following page describes the matters being presented to the stockholders in this consent solicitation. Because this solicitation of written consents is in lieu of a meeting of stockholders, there will be no meeting of stockholders held in connection with this consent solicitation.

     We hope you will have your stock represented by signing, dating and returning your consent in the enclosed envelope as soon as possible. If you submit a properly executed consent by May 1, 1998, your stock will be voted in favor of the proposed amendment. Any other action by you will have the practical effect of voting against the proposed amendment.

                                            Sincerely,



                                            /s/ MATTHEW S. RAMSEY
                                            ---------------------
                                            Matthew S. Ramsey
                                            President & Chief Executive Officer


March 2, 1998
Dallas, Texas

                     EQUITY COMPRESSION SERVICES CORPORATION
                       2501 CEDAR SPRINGS ROAD, SUITE 600
                              DALLAS, TEXAS  75204

                               CONSENT STATEMENT

                           -------------------------

                              GENERAL INFORMATION

     This Consent Statement is furnished in connection with the solicitation by the management and Board of Directors of Equity Compression Services Corporation, an Oklahoma corporation (the "Company"), of written consents to act without a stockholder meeting as provided in Oklahoma law to approve the following matters:

     1. To consider and act upon a proposal to approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.01 per share, from 40,000,000 shares to 60,000,000 shares; and

     2. To consider and act upon a proposal to approve an amendment to the Company's Certificate of Incorporation to change the name of the Company to "OEC Compression Corporation."

     A copy of the proposed Amendment to the Company's Certificate of Incorporation is attached hereto as Exhibit A.

     The approximate date upon which this Consent Statement and the form of consent are being mailed to the stockholders of the Company is March 3, 1998.

EXPENSES OF SOLICITATION

     The expenses in connection with the solicitation of consents, including the cost of preparing, handling, printing and mailing the Consent Statement and form of consent, have been or will be borne by the Company. The Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in sending consent material to their principals to obtain authorization for the execution of consents.

     Directors, officers and other employees of the Company may solicit proxies personally, by telephone or telegram, from some stockholders if consents are not received promptly.

VOTE REQUIRED

     Under applicable provisions of Oklahoma law, action that may be taken at any annual or special meeting of stockholders may also be taken without a meeting, without prior notice and without a vote, if unrevoked consents in writing to such action are signed by the holders of not less than a majority of the outstanding shares of Common Stock.

     As of the Record Date (I.E. March 2, 1998), there were 29,102,144 shares outstanding. Accordingly, the consents will be effective when stockholders holding at least 14,551,073 shares of Common Stock shall have executed and delivered consents to the Company.

     A consent card ("Consent Card") is enclosed with this Consent Statement. Stockholders are requested to mark, sign and date the enclosed Consent Card promptly and return it in the envelope provided with these materials, which requires no postage if mailed within the United States.

REVOCABILITY OF CONSENTS

     Any stockholder executing a Consent retains the right to revoke it by delivery of notice in writing, or delivery of a Consent bearing a later date, to the Secretary of the Company at any time prior to such time as Consents executed by the holders of the majority of the outstanding shares of the Company, which are valid and unrevoked, have been presented to the Company. No Consent solicited hereunder shall be effective as a written consent by a stockholder for approval of the Amendment unless, within 60 days of the earliest dated Consent delivered to the Company, written Consents approving the Amendment signed by a majority of the stockholders of the Company are delivered to the Company.

CONSENT PROCEDURE

     Section 1073 of the Oklahoma Corporation Law of the State of Oklahoma states that, unless otherwise provided in the certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the Company as set out in that Section.

     The Company's Certificate of Incorporation contains no provision or language in any way limiting the right of stockholders of the Company to take action by written consent. Thus, in the case of this Consent Solicitation, written, unrevoked consents of the holders of at least a majority of the outstanding shares of Common Stock as of the Record Date (defined below) must be delivered to the Company to effect approval of the Amendment. As of the Record Date, there were 29,102,144 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote.

     Section 1058 of the Oklahoma General Corporation Law sets forth the rules for ascertaining the record date to determine which stockholders of a corporation are eligible to consent to action by written consent pursuant to
Section 1073 of the Oklahoma General Corporation Law. Pursuant to Section 1058 of the Oklahoma General Corporation Law, the record date for determination of the stockholders entitled to consent to corporate action may be determined by the Board of Directors, and has been established by the Board of Directors of the Company as March 2, 1998 (the "Record Date").

PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has approved and recommends that the stockholders approve and adopt a proposal to amend the Certificate of Incorporation of the Company (the "Proposed Amendment") to increase the number of authorized shares of the Company's common stock, par value $.01 per share (the "Common Stock"), from 40,000,000 shares to 60,000,000 shares (the number of authorized shares of the Company's preferred stock, par value $1.00 per share, will remain unchanged at 1,000,000 shares). The Proposed Amendment will amend the first sentence of Article Fourth of the Company's Certificate of Incorporation to read as follows:

          "The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 61,000,000, 60,000,000 of which shall be Common Stock of the par value of $.01 per share (hereinafter called "Common Stock") and 1,000,000 of which shall be Preferred Stock of the par value of $1.00 per share (hereinafter called "Preferred Stock")."

     The Company's current Certificate of Incorporation provide that the Company is authorized to issue up to 40,000,000 shares of Common Stock. Approximately 29,102,144 shares of Common Stock are currently issued, 9,000,000 shares of Common Stock are reserved for issuance on the exercise of two separate warrants granted to a stockholder and to a lender of the Company and approximately 1,556,740 additional shares of Common Stock are estimated to be reserved for issuance in connection with the Company's employee benefit plans and non-qualified option grants. Accordingly, approximately 341,116 authorized but unissued and unreserved shares of Common Stock are available for general use by the Company on an unrestricted basis. The proposed amendment would increase the authorized shares of Common Stock of the Company from 40,000,000 shares to 60,000,000 shares.

     The Board of Directors recommends the increase in authorized shares of Common Stock to enable the Company to have additional shares of common stock available for issuance in connection with future acquisitions, public or private offerings, conversions of convertible securities, employee benefit plans, stock splits effected in the form of stock dividends, and other general corporate purposes. Increasing the authorized shares of Common Stock will give the Company greater flexibility and will allow the Company to issue additional shares of Common Stock for the purposes described above, subject to the requirements of the NASDAQ System and any exchange that the Company's common stock may later be listed on.

     The Company has no current plans, agreements or arrangements for the issuance of additional shares of Common Stock, other than the issuance of shares pursuant to its stock option and other employee benefit plans.

     The additional authorized shares of Common Stock would also be available for issuance (subject to further stockholder approval if required by law or stock exchange rules as noted above) at such times and for such proper corporate purposes as the Board of Directors may approve, including possible future financing and acquisition transactions. Depending upon the nature and terms thereof, such transactions could enable the Board to render more difficult an attempt by a third party to obtain control of the Company. For example, the issuance of shares of Common Stock in a public or private sale, merger, or similar transaction would increase the number of the Company's outstanding shares of Common Stock, thereby diluting the interest of a party seeking to acquire control of the Company.

                   PROPOSAL TO CHANGE THE NAME OF THE COMPANY

     The Board of Directors has approved and recommends that the stockholders approve and adopt a proposal to amend the Certificate of Incorporation of the Company to change the corporate name of the Company to "OEC Compression Corporation." The Company was formed in 1989 to consolidate the businesses and assets of Equity Compressors, Inc. and ten oil and gas limited partnerships sponsored by Hawkins Oil & Gas, Inc. ("Hawkins Oil & Gas"). As a result of the consolidation, Hawkins Oil & Gas originally became the Company's largest stockholder, and the Company subleased office space from and shared certain administrative services with Hawkins Oil & Gas through the end of 1995. In 1996, the Company changed its name to Equity Compression Services Corporation. In 1997, the Company acquired the stock of Ouachita Energy Corporation and the assets of two related companies which operated under the name Ouachita Energy. The Board of Directors believes the change in the corporate name to "OEC Compression Corporation" will reflect the Ouachita Acquisition and provide the Company with increased independent name recognition.

     The consent of the holders of a majority of the outstanding shares of Common Stock is needed for the approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE CHANGE IN CORPORATE NAME.

                 VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS THEREOF

     At the close of business on March 2, 1998, there were 29,102,144 issued and outstanding shares of the Common Stock (exclusive of 9,067 shares held in treasury) of the Company. Each holder of Common Stock is entitled to one vote per share on all matters. Only stockholders of record at the close of business on March 2, 1998, will be entitled to consent to the actions set forth herein.

     The following table sets forth certain information, as of March 2, 1998, regarding the beneficial ownership of the Company's Common Stock by (i) all persons who were known by the Company to be beneficial owners of more than five percent of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) all executive officers of the Company and (iv) all the directors and executive officers of the Company as a group. Unless otherwise noted, the Company believes that the beneficial owners named below have sole voting and investment power with respect to such shares.

          NAME AND ADDRESS OF                                        PERCENT
          BENEFICIAL OWNER                   NUMBER OF SHARES        OF CLASS
          -------------------                ----------------        --------
     HACL, Ltd., ...........................   11,463,636(1)          31.23%
     a Texas Limited Partnership
     2838 Woodside Street,
      Dallas, TX 75206
     direct

     Energy Investors.......................    4,136,364             14.21%
     a Texas Joint Venture
     2838 Woodside Street,
      Dallas, TX 75206
     direct

     Hawkins Oil & Gas, Inc. ...............    1,296,582(2)           4.45%
     400 S. Boston, Suite 800,
      Tulsa, OK 74103
          direct and indirect

     Gregory & Cook, Inc. ..................    3,037,251             10.44%
     7575 San Felipe, Suite 350,
      Houston, TX 77063
     direct


                                      -5-


     Charles M. Butler, III.................      152,500(3)             *
          direct

     James D. Finley........................      148,788(4)             *
          direct and indirect

     Neal A. Hawthorn.......................        3,333(5)             *
          direct

     Clifford S. Lewis......................       86,920(6)             *
          direct and indirect

     Jack D. Brannon........................      263,000(7)             *

     Don E. Smith...........................      979,111(8)           3.35%
          direct and indirect

     Richard D. Brannon.....................    3,280,469(9)          10.49%
          direct and indirect

     Ray C. Davis...........................    1,818,408(10)          6.00%
          direct and indirect

     Matthew S. Ramsey.......................     616,542(11)          2.09%
          direct and indirect

     Jon P. Stephenson.......................   1,092,378(12)          3.66%
          direct and indirect

     Kelcy L. Warren.........................   1,818,408(13)          6.00%
          direct and indirect

     Dennis Estis............................   5,539,198(14)         19.03%
          Direct

     Andy Payne..............................     181,812                *
          Direct

     All Directors and Executive Officers
      as a Group (13 Persons)................  15,980,867(15)         45.35%

---------------------
*    Less than 1%

(1) Includes 7,600,000 shares which may be acquired upon the exercise of presently exercisable warrants. Does not include the 4,136,364 shares of Energy Investors. HACL, Ltd. is the managing joint venturer of Energy Investors, but is obligated to vote the shares as directed by the other joint venturers (proportionately according to their interests) and HACL, Ltd. is not entitled to participate in the distribution or profits attributable to the shares until the other joint venturers receive a specified annual return on their investment in the shares.

(2) Includes 40,319 shares attributable to Hawkins Oil & Gas, Inc.'s general partner interest in HX 1986, 19,522 shares attributable to its general partner interest in Hawkins Exploration and 47,393 shares attributable to the Hawkins Oil & Gas, Inc. Profit Sharing Plan.

(3) Includes 27,500 shares which may be acquired upon the exercise of presently exercisable options.

(4) Includes 3,333 shares which may be acquired upon the exercise of presently exercisable options and 145,455 share attributable to Mr. Finley's interest in Energy Investors.

(5) Includes 3,333 shares which may be acquired upon the exercise of presently exercisable options.

(6) Includes 55,000 shares which may be acquired upon the exercise of presently exercisable options, and 31,920 shares held by the 401(k) Plan and allocated to the account of Mr. Lewis.

(7) Includes 23,0000 shares which may be acquired upon the exercise of presently exercisable options and 240,000 shares which may be acquired upon the exercise of presently exercisable warrants.

(8) Includes 60,000 shares which may be acquired upon the exercise of presently exercisable options, and 19,718 shares held by the 401(k) Plan and allocated to the account of Mr. Smith.

(9) Includes 3,333 shares which may be acquired upon the exercise of presently exercisable options, 1,101,136 shares attributable to Mr. Brannon's interest in HACL, Ltd. and 2,165,999 shares which may be acquired upon the exercise of presently exercisable warrants and which are attributable to Mr. Brannon's interest in HACL, Ltd.

(10) Includes 3,333 shares which may be acquired upon the exercise of presently exercisable options, 611,742 shares attributable to Mr. Davis' interest in HACL, Ltd. and 1,203,333 shares which may be acquired upon the exercise of presently exercisable warrants and which are attributable to Mr. Davis' interest in HACL, Ltd.

(11) Includes 35,000 shares which may be acquired upon the exercise of presently exercisable options, 193,182 shares attributable to Mr. Ramsey's interest in HACL, Ltd. and 388,360 shares which may be acquired upon the exercise of presently exercisable warrants and which are attributable to Mr. Ramsey's interest in HACL, Ltd.

(12) Includes 3,333 shares which may be acquired upon the exercise of presently exercisable options, 367,045 shares attributable to

Mr. Stephenson's interest in HACL, Ltd. and 721,999 shares which may be acquired upon the exercise of presently exercisable warrants which are attributable to Mr. Stephenson's interest in HACL, Ltd.

(13) Includes 3,333 shares which may be acquired upon the exercise of presently exercisable options, 611,742 shares attributable to Mr. Warren's interest in HACL, Ltd. and 1,203,333 shares which may be acquired upon the exercise of presently exercisable warrants and which are attributable to Mr. Warren's interest in HACL, Ltd.

(14) Excludes 1,380,675 shares which are held by the ex-wife of the Mr. Estis. Mr. Estis disclaims beneficial ownership of such shares.

(15) Includes 217,165 shares which may be acquired upon the exercise of presently exercisable options, 51,638 shares held by the 401(k) Plan and allocated to the accounts of such individuals, 2,884,847 shares attributable to such persons' interests in HACL, Ltd., 5,923,024 shares which may be acquired upon the exercise of presently exercisable warrants and which are attributable to such persons' interests in HACL, Ltd. and 145,455 shares which are attributable to Mr. Finley's interest in Energy Investors.

       CERTAIN RELATIONSHIPS AND INTEREST IN CERTAIN TRANSACTIONS

     On August 6, 1997, the Company consummated the acquisition of all of the stock ownership of Ouachita Energy Corporation and the acquisition of substantially all of the assets of two affiliated corporations (collectively referred to herein as the "Ouachita Companies") for 7.6 million shares of Common Stock and the payment in cash or assumption of debt of $21 million. Dennis Estis was the principal stockholder of the Ouachita Companies and Andy Payne was a stockholder and served as chief financial officer of the Ouachita Companies. Following the closing of such transaction, Mr. Estis and Payne were elected to the Board of Directors of the Company. In January of 1997, the Company exchange 286,976 shares of Common Stock for the cancellation of approximately $699,000 of indebtedness owed by the Company to Mr. Estis and an affiliated company.

     On December 19, 1996, the Company consummated the sale of 8,000,000 shares of its Common Stock, and warrants which, upon satisfying certain vesting requirements, entitle the holder to purchase up to an additional 8,000,000 shares of Common Stock at a price of $.91 per share (the "Warrants"). The sales of the Common Stock and Warrants were made pursuant to the terms and conditions of the Stock Purchase Agreement dated October 16, 1996, between the Company and HACL, Ltd., a Texas limited partnership ("HACL"). All of the Warrants and 3,863,636 of the shares of Common Stock were issued to HACL and 4,136,364 shares of Common Stock were issued to HACL's designee, Energy Investors ("Energy Investors"), a Texas joint venture of which HACL is the managing joint venture partner, for aggregate consideration of $4,400,000 in cash. The general partner of HACL is Six-Dawaco, Inc., a Texas corporation, whose directors and executive officers are Ray C. Davis and Kelcy L. Warren. Ray C. Davis, Kelcy L.
Warren, Matthew S. Ramsey, Richard D. Brannon and Jon P. Stephenson are each limited partners in HACL. James D. Finley is a joint venture partner in Energy Investors.

     Pursuant to the Stock Purchase Agreement, HACL was granted the right to designate up to eight directors of the Registrant upon consummation of the transaction. Following such consummation, John B. Hawkins, Donald C. Nejedly and David J. Parsons resigned as directors of the Company, and HACL's designees, Ray C. Davis, Kelcy L. Warren, Matthew S. Ramsey, Richard D. Brannon and Jon P. Stephenson, were elected to serve as directors. Under the terms of the Stock Purchase Agreement, the Company has agreed to hereafter include among its nominees for the Board of Directors a sufficient number of persons designated by HACL such that the percentage of directors proposed to be composed of HACL's designees is approximately proportionately equal to HACL's percentage ownership of the Company's total outstanding shares of Common Stock.

     Hawkins Oil & Gas, Inc. ("Hawkins Oil & Gas") owns in excess of 6% of the outstanding stock of the Company, two of the principals of Hawkins Oil & Gas, Mr. John B. Hawkins and Mr. James F. Hawkins, Jr., served as Directors of the Company in 1996 and Mr. Clifford S. Lewis, an officer and shareholder of Hawkins Oil & Gas, continues to be a director of the Company. In March of 1996, the Company and Hawkins Oil & Gas, Inc. entered into an agreement pursuant to which the sublease of office space by the Company from Hawkins Oil & Gas was terminated as of December 31, 1995, operations of certain oil and gas properties owned jointly by the Company and Hawkins Oil & Gas were transferred to the Company and the parties agreed (i) upon the method of allocating the compensation of Mr. Lewis (who, at the time of the execution of the agreement, was servicing as a Vice President, Treasurer and Secretary of the Company) and other shared employees, (ii) to the joint access to certain geologic and production data maintained by the Company (which data the Company agreed to transfer to Hawkins Oil & Gas at no cost if the Company should sell all or substantially all of its oil and gas assets or terminate its active involvement in the business of oil and gas exploration, development and production) and computer data and facilities maintained by Hawkins Oil & Gas, (iii) to participate jointly in the administration of their respective self-insured health plans, and (iv) that the Company would have the right to participate in an oil and gas concession in Pakistan which Hawkins Oil & Gas is pursuing. By a subsequent agreement with Hawkins Oil & Gas and Messrs. John B Hawkins and James
F. Hawkins, Jr., the Company agreed to change its name from Hawkins Energy Corporation prior to January 1, 1997 and to transfer to Mr. James F. Hawkins, Jr. title to the motor vehicle that he had been using as a company vehicle while an officer and director of the Company.

                                      EXHIBIT A

                           CERTIFICATE OF AMENDMENT TO THE
                           CERTIFICATE OF INCORPORATION OF
                       EQUITY COMPRESSION SERVICES CORPORATION
                    (FORMERLY KNOWN AS HAWKINS ENERGY CORPORATION)


TO:  THE SECRETARY OF STATE OF OKLAHOMA
     State Capitol Building
     Oklahoma City, Oklahoma  73105

     The undersigned Oklahoma corporation, for the purpose of amending its Certificate of Incorporation as field on June 30, 1989, and as amended on December 19, 1996, as provided by Section 1077 of the Oklahoma General Corporation Act, hereby certifies:

     1.   That the name of the corporation is:

               Equity Compression Services Corporation

     2.   The name of the corporation has been changed to

               OEC Compression Corporation

     3. The first sentence of Article Fourth of the Certificate of Incorporation is hereby amended to read as follows:

               "The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 61,000,000, 60,000,000 of which shall be Common Stock of the par value of $.01 per share (hereinafter called 'Common Stock') and 1,000,000 of which shall be Preferred Stock of the par value of $1.00 per share (hereinafter called 'Preferred Stock')."

     4. All other remaining provisions of the Certificate of Incorporation not amended hereby shall remain unchanged and in full force and effect.

     That the Board of Directors, acting by unanimous written consent without a meeting pursuant to Section 1027 of the Oklahoma General Corporation Act, approved and adopted the foregoing amendment to the Certificate of Incorporation of said corporation (the "Amendment"), declaring the Amendment to be advisable and calling a meeting of the shareholder of said corporation for consideration thereof.

     That thereafter, pursuant to said resolution of the Board of Directors of said corporation, the shareholders of said corporation, approved and adopted the proposed Amendment pursuant to written Consent signed by, the holders of a majority of the outstanding shares of Common Stock pursuant to Section 1073 of Oklahoma General Act.

     IN WITNESS WHEREOF, said HAWKINS ENERGY CORPORATION, has caused its corporate seal to be affixed hereto and this Amendment to be signed by its President and Secretary this __ day of _______________, 1998.


                                       EQUITY COMPRESSION SERVICES
                                       CORPORATION
ATTEST:

By:                                    By:
   ---------------------------            ------------------------------------
   ---------------------------            MATTHEW S. RAMSEY

                    EQUITY COMPRESSION SERVICES CORPORATION
                                  CONSENT CARD
     CONSENT BY STOCKHOLDERS OF EQUITY COMPRESSION SERVICES CORPORATION TO ACTION WITHOUT A MEETING

              THIS CONSENT IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned, a stockholder of record of Equity Compression Services Corporation (the "Company"), hereby consents, withholds consent or abstains from consent pursuant to Section 1073 of the Oklahoma General Corporation Act, with respect to all shares of common stock, par value $0.01 per share of the Company (the "Common Stock") held by the undersigned to the following action without a meeting, without prior notice and without a vote:

THE BOARD OF DIRECTORS OF EQUITY COMPRESSION SERVICES CORPORATION RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY CONSENT TO EACH OF THE FOLLOWING
RESOLUTIONS:

     RESOLVED, that Article Four of the Company's Certificate of Incorporation be amended to increase from 40,000,000 shares of Common Stock to 60,000,000 shares of Common Stock the aggregate number of authorized shares of Common Stock.

          / /CONSENT          / /CONSENT WITHHELD      / /ABSTAIN

     RESOLVED, that the name of the Corporation be changed to OEC Compression Corporation.

          / /CONSENT          / /CONSENT WITHHELD      / /ABSTAIN

INSTRUCTION: TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE ABOVE RESOLUTION, CHECK THE APPROPRIATE BOX ABOVE.


   PLEASE SIGN, DATE AND RETURN THIS CONSENT PROMPTLY, USING THE ENCLOSED
ENVELOPE

PLEASE SIGN BELOW EXACTLY AS NAME APPEARS ON THIS CONSENT. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. If a partnership, please sign in the partnership name by authorized persons.



                                   -------------------------------------------
                                   Signature

                                   -------------------------------------------
                                   Signature if held jointly

                                   -------------------------------------------
                                   Title or authority (if applicable)

                                   -------------------------------------------
                                   Dated



                         **THIS IS YOUR CONSENT CARD**